Fund name changed to Federated Duration Plus Cor e Fund - effective 9/3/09


ITEM 77Q(e) - COPIES OF ANY NEW OR AMENDED REGISTRANT
INVESTMENT ADVISORY CONTRACTS



Federated Core Trust

SUB-ADVISORY AGREEMENT


	THIS AGREEMENT is made between Federated I nvestment Management Company, a Delaware business trust (hereinafter referred to as "Adviser"
) and Dix Hills Partners, LLC, a Limited Liability
Corporation located in Westburg, New York (hereinaft er referred to as the "Sub-Adviser").

WITNESSETH:

	That the parties hereto, intending to be leg ally bound hereby agree as follows:

	1.	Sub-Adviser hereby agrees to furnish
 to Adviser in its capacity as investment adviser to the Federated Enhanced Duration Active Cash Core Fund
 (the "Fund"), a portfolio of the Federated Core
Trust ("Trust"), such investment advice, statistical
 and other factual information, as may from time to time be reasonably requested by Adviser for the Fund which may be offered in one or more classes of shares
("Classes"). Both Adviser and Sub-Adviser are regis tered as investment advisers under the Investment
Advisers Act of 1940.

	2.	For its services under this Agreemen
t, Sub-Adviser shall receive from Adviser an annual fee, as set forth in the exhibit(s) hereto.

	The Sub-Adviser may from time to time and fo r such periods as it deems appropriate, reduce its compensation (and, if appropriate, assume expenses o f the Fund or Class of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Sub-Adviser may, by notice to the Trust on behalf of the Fund, voluntarily declare to be effective.

	3.	This Agreement shall begin for the Fun
d on the date that the parties execute an exhibit to this Agreement relating to such Fund and shall continu e in effect for the Fund for two years from the date of its execution and from year to year thereafter, sub ject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continu ation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust
, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) A dviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date o f this Agreement in any year thereafter that it does not desire such continuation with respect to the Fund.

	4.	Notwithstanding any provision in this
Agreement, it may be terminated at any time without the payment of any penalty: (a) by the Truste es of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2
(a)(42) of the Investment Company Act of 1940
("Act") of the Fund on sixty (60) days' written notice
 to Adviser; (b) by Sub-Adviser or Adviser upon 120 days' written notice to the other party to this Agreement.

	5.	This Agreement shall automatically ter
minate:
		(a)	in the event of its assignment
 (as defined in the Act); or
		(b)	in the event of termination o
f the Investment Advisory Contract for any reason whatsoever.

	6.	So long as both Adviser and Sub-Advis
er shall be legally qualified to act as an investment adviser to the Fund, neither Adviser nor S ub-Adviser shall act as an investment adviser (as such term is defined in the Act) to the Fund except as pr ovided herein and in the Investment Advisory Contract or in such other manner as may be expressly agreed be tween Adviser and Sub-Adviser.



	Provided, however, that if the Adviser or Sub
-Adviser shall resign prior to the end of any term of this Agreement or for any reason be unable or unwillin g to serve for a successive term which has been approved by the Trustees of the Trust pursuant to the provisions of Paragraph 3 of this Agreement or Paragraph 6 of the Investment Advisory Contract, the remaining party, Sub-Adviser or Adviser as the case may be, shall not be prohibited from serving as an inv estment adviser to such Fund by reason of the provisions of this Paragraph 6.

	7.	This Agreement may be amended from time

 to time by agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of Trustees of the Trust, including a majority of Trustees who are not parties t
o this Agreement or interested persons, as defined in
Section 2(a)(19) of the Act, of any such party at a me eting called for that purpose, and, where required by
Section 15(a)(2) of the Act, by the holders of a major ity of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Fund.

	8.	The services furnished by the Sub-Advis
er hereunder are not to be deemed exclusive and the Sub-Adviser shall be free to furnish similar servic es to others so long as its services under this Agreement are not impaired thereby.

	9.	Sub-Adviser agrees to maintain the secu
rity and confidentiality of nonpublic personal information (NPI") of Fund customers and consumers, as those terms are defined in Regulation S-P, 17
CFR Part 248.  Adviser agrees to use and redisclose such
 NPI for the limited purposes of processing and servicing transactions; for specific law enforcement an d miscellaneous purposes; and to service providers or in connection with joint marketing arrangements dire cted by the Fund, in each instance in furtherance of fulfilling Adviser's obligations under this Agreement a nd consistent with the exceptions provided in 17
CFR Sections 248.14, 248.15 and 248.13, respectively.



Exhibit A

Federated Enhanced Duration Active Cash Core Fund



	The Sub-Adviser shall provide services to the ab ove-named portfolio of the Trust at no charge.

	This Exhibit duly incorporates by reference the Sub-Advisory Agreement.

	IN WITNESS WHEREOF, the parties hereto have caus ed this Agreement to be executed on their behalf by their duly authorized officers, and their cor porate seals to be affixed hereto this 1st day of June, 2008.



FEDERATED INVESTMENT MANAGEMENT
COMPANY




By:  /s/ John B. Fisher
Name:  John B. Fisher
Title:  President/CEO



DIX HILLS PARTNERS, LLC




By:  /s/ William L. Gordon
Name:  William L. Gordon
Title:  Managing Member


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